Exhibit 99.1

Media Contact:                                Cynthia Martinez (305) 982-2458
cynthiamartinez@rccl.com

Ian Bailey (305) 982-2625
ibailey@rccl.com

ROYAL CARIBBEAN NOMINATES ANN S. MOORE
FOR ELECTION TO BOARD OF DIRECTORS

MIAMI –April 3, 2012 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) announced today that the Board of Directors has nominated Ann S. Moore, former chairman and chief executive officer of Time Inc., for election as a director at the Company’s Annual Meeting of Shareholders to be held on May 31, 2012.   If elected, Ms. Moore will serve for a three-year term, and the Board will expand from 11 to 12 members.

In 1978, the same year she received her M.B.A. from Harvard Business School, Ms. Moore joined Time Inc. as a corporate financial analyst.  She subsequently served in key executive positions for several of the most popular consumer magazines in publishing, such as TIME, People, InStyle, People en Español, and Real Simple.  While President of People magazine, Moore took what was already the most profitable weekly magazine in the U.S. to new heights of success, both domestically and internationally, spinning it off into the Australian Who Weekly, followed by InStyle, People en Español, Real Simple and People StyleWatch, as well as InStyle’s growing international franchise. Most recently, Ms. Moore served as chairman and chief executive officer of Time Inc. from July 2002 to September 2010, retiring as chairman in January 2011.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that also operates Royal Caribbean International, Celebrity Cruises, Azamara Club Cruises, Pullmantur, CDF Croisieres de France, as well as TUI Cruises through a 50 percent joint venture with TUI AG.  The company owns a combined total of 40 ships and has three ships on order.  It also offers unique land-tour vacations in Alaska, Asia, Australia/New Zealand, Canada, Dubai, Europe and South America.
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